Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS

THIRD QUARTER RESULTS

CHICAGO, November 14 — Continental Materials Corporation (AMEX; CUO) today reported net income of $10,000, one cent per diluted share for its third quarter, on sales of $42,288,000.  In the prior year’s quarter, net income was $529,000, 33 cents per diluted share on sales of $40,924,000.

                The Heating and Cooling segment and the Door segment reported increased sales while the Evaporative Cooling segment’s sales were static and the Concrete, Aggregates and Construction Supplies (CACS) segment’s sales declined. Fan coil volume accounted for the increase in the Heating and Cooling segment due to favorable market conditions and the restructured sales representative network which was completed in late 2005. The increase in the Door segment was attributable to the timing of shipments and some increased sales prices. The decline incurred by the CACS segment was due to the reduced construction activity along the Front Range in Colorado, especially housing construction. Interest expense increased from $250,000 for the third quarter of 2006 to $341,000 in the 2007 quarter due to increased average debt and higher interest rates. An income tax benefit of $389,000 was recorded for the quarter ended September 29, 2007 primarily due to recognition during the quarter of $362,000 of earned California Enterprise Zone credits that will benefit future tax years.

                For the first nine months of 2007, net income was $868,000, 54 cents per diluted share.  For the comparable prior year period, the company reported net income of $1,658,000, $1.03 per diluted share.

Consolidated sales for the nine-month period increased $9,706,000 to $128,018,000.  All segments reported higher sales, although the Heating and Cooling segment and the Door segment were responsible for $5,669,000 and $3,568,000, respectively, of the improved sales. The increased volumes in the Heating and Cooling segment and the Door segment were both due to the reasons noted above. Operating income for the nine-month period ended September 29, 2007 declined to $1,445,000 compared to $2,871,000 for the prior year period despite the June 2007 receipt of insurance proceeds of $725,000 for property and equipment damaged by floods which occurred during the third quarter of 2006. The decline was due to the factors noted in the above discussion of the current quarter. Interest expense increased from $548,000 for the nine months ended September 30, 2006 to $922,000 for the nine months ended September 29, 2007 due to increased average borrowings and higher interest rates. The Enterprise Zone credits recognized during the third quarter of 2007 were sufficiently large such that the company recorded a net benefit of $39,000 from taxes for the nine months ended September 29, 2007 compared to the provision of $854,000 recorded for the comparable 2006 period.

                FORWARD-LOOKING STATEMENTS— Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933.  Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information available to the Company’s management at the time such statements were made.  Forward-looking statements are not guarantees of performance.  Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to: weather, interest rates, availability of raw materials and their related costs, national and local economic conditions and competitive forces.  Changes in accounting rules and pronouncements could also alter projected results.  Additional information concerning some of these factors is contained in the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented by the Company’s quarterly reports on Form 10-Q.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them, except as required by law.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Sales	$42,288,000	$40,924,000	$128,018,000	$118,312,000

Operating (loss) income	(65,000)	915,000	1,445,000	2,871,000

Interest expense, net	(341,000)	(250,000)	(922,000)	(548,000)

Other income	27,000	137,000	306,000	189,000

(Loss) income before income taxes	(379,000)	802,000	829,000	2,512,000

(Benefit) provision for income taxes	(389,000)	273,000	(39,000)	854,000

Net income	$10,000	$529,000	$868,000	$1,658,000

Basic and diluted earnings per share	$.01	$.33	$.54	$1.03

Average shares outstanding	1,603,000	1,605,000	1,603,000	1,605,000